EXHIBIT 99.1

PRESTIGE BRANDS HOLDINGS, INC. CODE OF CONDUCT POLICY

GENERAL STATEMENT

The purpose of this Code of Conduct Policy (the “Code”) is to provide a framework for making ethical business decisions in the course of Prestige Brands Holdings, Inc.’s (the “Company”) business, to establish the importance of exercising sound, ethical judgment and to recognize the shared values we have with our customers, stockholders, employees, suppliers and other third parties with whom we do business. All directors, officers and employees of the Company, and members of their immediate family, are subject to the Code.

•       To our customers, we are committed to providing quality products.

•       To our stockholders, we are committed to growing the value of the Company through sound and ethical business practices.

•       To our employees, we are committed to fair and unbiased treatment, strict adherence to our policy against discrimination in the workplace and providing a safe and healthy working environment.

•       To our suppliers and other third parties with whom we do business, we are committed to an ethical business relationship based on mutually beneficial long-term relationships.

Any waiver of the application of the Code with respect to executive officers or directors must be approved by the Board of Directors or its designated committee and must be disclosed to the extent required by law or regulation.

POLICIES AND PRACTICES*

Compliance with Laws

You must obey the laws of the jurisdictions in which the Company operates. Where necessary, seek guidance from your supervisor, the Company’s Legal Officer or the Chief Executive Officer. No person has authority to violate any law or to direct others to violate any law on behalf of the Company.

Conflicts of Interest

A conflict of interest may arise where your loyalties are divided, or appear to be divided, between your business interests and those of the Company. The Company expects that you will not knowingly or carelessly place yourself in a position that would have the appearance of being, or could be construed to be, in conflict with the Company’s interests. The following list is not exhaustive, but identifies potential areas of conflicted interests. Matters not specifically addressed may be referred to your supervisor, the Chief Financial Officer or the Company’s Legal Officer.

Accepting Gifts and Entertainment

Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to gain favorable treatment from the recipient.

*                    The Code is not an express or implied contract of employment and does not create any contractual rights of any kind between the Company and you.

Gifts, Entertainment and other Gratuities to the Company’s Representatives

You are urged to give careful consideration to the acceptance of any gift of more than nominal value. The key is to keep an arm’s length relationship, to avoid excessive or lavish gifts, and that the gift is reasonable and appropriate under the circumstance. Gifts of any amount may never be solicited, and gifts of cash or securities may never be accepted. In the case of entertainment, it must be of a reasonable nature and in the course of a meeting or another occasion for the purpose of bona fide business discussions or to foster better business relations. In cases where the gift is of more than nominal value, you should consult the Chief Executive Officer, the Chief Financial Officer or the Company’s Legal officer on proper handling.

Gift and Business Courtesies to Federal, State and Local Government Employees

It is the Company’s policy to comply strictly with laws governing the offering of gratuities and other items of value to federal, state and local government employees. The following is a guide:

Federal Executive Branch Employees.

You are prohibited from giving anything, except as follows:

•       Company advertising or promotional items of limited intrinsic value.

•       Modest refreshments, such as soft drinks, coffee and snacks in connection with business.

•       Business-related meals and local transportation with an aggregate value of $50 or less per occasion and not exceeding $250, in the aggregate, in any calendar year.

•       Other exceptions only as approved by the responsible ethics official.

Federal Legislative and Judicial Branch, and State and Local, Employees.

Since these employees are governed by a wide variety of laws and regulations, please consult with the responsible ethics official prior to offering anything of value.

Gifts and Business Courtesies to Non-Government Persons

You are permitted to provide meals, refreshments, entertainment, and other business courtesies of reasonable value to non-government persons in support of the Company’s business activities, so long as this practice (i) does not violate any law or regulation, or the standards of the recipient’s organization, and (ii) is consistent with industry practices, infrequent in nature, and not lavish or extravagant. While the latter is difficult to define with specificity, use common sense and good judgment. It is illegal for the Company or its representatives to pay to or receive anything of value from any labor organization.

Outside Employment/Conflicting Outside Activities

Employees are not to engage in outside work or conflicting outside activities that have, or could have, a material effect on the employee’s duties to the Company; imply sponsorship or support by the Company; adversely affect the reputation of the Company, or otherwise compete with the Company. This prohibition also extends to the unauthorized use or application of resources and of any proprietary, confidential, or trade secret information or intellectual property. If you wish to accept outside employment or engage in a conflicting outside activity (or have any questions about whether an outside activity conflicts with your employment by the Company), you must submit a request containing pertinent information about the outside employment or activity and obtain the prior written approval of your supervisor. Employees who have been authorized to engage in, and have accepted, outside work or an outside activity may not use paid time off to pursue that effort.

Employees’ Interests in Other Businesses

Unless approved in advance by an employee’s supervisor, neither an employee nor his or her spouse or any other member of the employee’s immediate family, may directly or indirectly have a significant financial interest in a competitor, or in a customer or supplier if that employee or his or her subordinates deal directly or indirectly with that customer or supplier in the course of his or her job with the Company. A “significant financial interest” is defined as ownership of more than five percent (5%) of the outstanding capital stock of a public company or any ownership interest in a company that is not publicly traded. Subject to the Company’s Amended and Restated Certificate of Incorporation, if you are a director, officer, partner or have an ownership interest in a party with which the Company is doing business, or contemplates doing business (even indirectly, by way of example, through a family member), that interest must be approved by the Audit Committee of the Board of Directors of the Company prior to the transaction. Furthermore, if you wish to serve as an officer or director to an outside business on your own time, you must receive prior approval in writing from the Chief Executive Officer or Chief Financial Officer. If the circumstances of the outside business change substantially, you must seek re-approval. (Employees are permitted, however, to serve on charity boards or in family businesses that have no relationship to the Company).

Political Involvement

You are advised that your participation in the political process, including any donations, must be for yourself individually, on your own time, and at your own expense. The Company will not reimburse you for such contributions and you should not request such reimbursements.

Use and Protection of Information, Property, Systems and Other Resources

The facilities and other resources provided by the Company are to be used in support of its business. Any personal use permitted by Company policy must be incidental, not interfere with work requirements, and not be excessive. The computers made available by the Company are the property of the Company. You should have no expectation of privacy for e-mail or other documents. Company computers are subject to examination at any time, without prior notice.

Offensive and Inappropriate Material; Illegal Activities

The Company’s policies prohibit using these resources to send, distribute or receive illegal, sexually explicit, abusive, offensive, profane, defamatory or other inappropriate content.

Solicitations on Work Premises

Solicitation not related to the business of the Company in its workplace is prohibited without the prior written consent of the Chief Executive Officer or Chief Financial Officer.

Sites may have bulletin boards or other procedures for distributing general interest, local information at work sites. Use of these resources are authorized when related to charitable or similar efforts, are limited to the designated bulletin boards or other areas, and result in no personal solicitation (i.e., posting of a sign-up sheet). Consult with your supervisor or facility manager for local bulletin board and e-mail procedures.

Theft and Misuse of the Company’s Resources

Actual or attempted theft or misuse of the Company’s resources, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value is subject to immediate termination and possible criminal proceedings. You have a responsibility to report any actual or attempted theft or misuse to the Company’s management.

Proprietary and Other Confidential Information

You must safeguard and hold in strict confidence proprietary, confidential and/or trade secret information, including information of the Company or any of its business partners. You should exercise prudence and care in dealing with such information. Your use of the information is strictly limited to your work for the Company and the relevant project on which the information was disclosed to you. Any such information must be returned when requested or upon the termination of your employment.

Other Competitive Information

The Company will not condone obtaining information concerning competitors through illegal means or other elicit or non-industry standard means, the propriety of which could be questioned under any conceivable circumstance.

Third Party Intellectual Property

Unauthorized use of third party intellectual property, including copyrighted materials, trademarks, and patented items, by employees is strictly prohibited. You should be aware that unauthorized use can result in both civil and criminal penalties and sanctions. Employees are to comply with guidelines established by the Company, to report violations to the Chief Financial Officer, and to consult the Chief Financial Officer for questions regarding appropriate usage and authorization.

Securities Laws

It is your obligation to safeguard the Company’s non-public information and not to share this information with anyone except as required by your work responsibilities. Non-public information is information that has not been disclosed or made available to the general public. Such information may include financial data, plans for acquisitions, material contracts, or the hiring, firing or resignation of a member of the Board of Directors or an officer of the Company. Trading in stocks or securities based on non-public information, or providing non-public information to others so that they may trade, is illegal and may result in prosecution. Commenting or speculating on the Company’s activities, either positively or negatively, on internet chat rooms is specifically prohibited. The trading of stock by directors, officers and employees of the Company is subject to compliance with applicable laws and the Company’s Statement of Policy to Directors, Officers and Key Employees Concerning Securities Trading and Disclosure of Confidential Information and the Company’s Statement of Policy to all Company Personnel Concerning Securities Trading and Disclosure of Confidential Information. Employees having questions about the sale or purchase of a security that might involve non-public information or securities laws should rust review the Company’s Statement of Policy to Directors, Officers and Key Employees Concerning Securities Trading and Disclosure of Confidential Information and then consult the Chief Executive Officer. Just as the Company values and protects its own non-public information, we respect the non-public information of other companies.

Bribery, Kickback and Fraud

No funds or assets shall be paid, loaned or otherwise given as bribes, kickbacks, or other payments designed to influence or compromise the conduct of the recipient; and no employee of the Company shall accept any funds or other assets for assisting in obtaining business or for securing special concessions from the Company. You should conduct Company business in such a manner that our reputation and integrity will not be impugned if the details of these dealings should become a matter of public discussion. To illustrate the standard that the Company expects every employee to maintain, the following conduct is expressly prohibited:

•       Payment or receipt of money, gifts, loans or other favors that may tend to influence business decisions or compromise independent judgment;

•       Payment or receipt of rebates or kickbacks for obtaining business for or from the Company;

•       Payment of bribes to government officials to obtain favorable rulings; and

•       Any other activity that would similarly degrade the reputation or integrity of the Company.

Employees have a responsibility to report any actual or attempted bribery, kickback or fraud.

Workplace Health and Safety

The Company is committed to providing a drug-free, safe, and healthy workplace in accordance with applicable laws and regulations. Therefore, you are required to follow carefully all safety instructions and procedures that the Company implements. You should promptly report accidents, injuries, or other health and safety concerns, and refer related questions, to your supervisor or the responsible facility manager.

Employment Matters

The Company is committed to fostering a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. The Company expects that relationships among persons in the workplace will likewise be business-like and free of unlawful bias, prejudice and harassment. You are expected to be conscientious, reliable, and honest; to perform assigned responsibilities and duties in accord with acceptable standards; to be courteous and cooperative with co-workers, management, customers and suppliers; and to ensure the integrity and ethical standards of the Company. You will not engage in activities that interfere with the performance of the operating procedures of the Company or those of our customers and suppliers.

Non-Discrimination/Anti-Harassment

The Company’s policy is to ensure equal employment opportunity without discrimination or harassment on the basis of age, color, disability, national origin, race, religion, sex, or other status protected by applicable law.

Anti-Retaliation

No employee may interfere with or retaliate against another employee who invokes his or her legal rights, or participates in an investigation, and any such retaliation may result in the termination of your employment.

Workplace Relationships

Employees are not permitted to maintain a close personal or private relationship where their employment relationship is of a supervisor/subordinate nature, involves financial or audit oversight or control, or constitutes a possible conflict of interest. The Company will endeavor to exercise discretion in its review of any such matter, and the Company may elect to arrange for a suitable change in the working relationship, subject to the approval of the Company’s management. In the event that efforts to arrange for a suitable change in the working relationship cannot be implemented within a period of time acceptable to the Company, the Company reserves the right to require resignation of one or both of the employees from the Company.

Substance Abuse

No employee may use, possess, distribute, sell or be under the influence of alcohol or illegal drugs; use over-the-counter or prescription drugs in a manner inconsistent with the legally prescribed amount and accompanying instructions; or improperly or illegally use any inhalant or perception-altering substance in the performance of work for the Company or while on the premises of the Company.

Books and Records

The Company’s internal accounting controls are intended to safeguard the assets of the Company and to ensure the accuracy of its financial records and reports, which form the basis for managing our business and fulfilling our obligations to stockholders, employees, and regulatory authorities. These records, including financial records, must properly, accurately and completely reflect all components of transactions in accordance with law and be promptly entered on our books. No person may interfere with or seek to improperly influence, directly or indirectly, the accuracy, completeness or auditing of such records. All reports made to regulatory authorities must be full, fair, accurate, timely and understandable. If an employee becomes aware of any improper transaction or accounting practice, he or she must report the matter immediately to his or her supervisor.

Document Retention

There are legal requirements that certain records be retained for specific periods of time. Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary destruction of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the responsible records official or the Chief Financial Officer.

COMPLIANCE WITH THE CODE OF ETHICS

As a condition to employment, the Company reserves the right to require you to complete and submit a statement in a form designated by the Company pertaining to your compliance with this Code upon commencement of employment and as frequently thereafter as the Company may deem advisable. A violation of this Code may result in appropriate disciplinary action, including termination from employment. Violations of this Code are not the only basis for disciplinary action, as the Company has additional policies and procedures governing conduct and certain civil and criminal laws and regulations may result in external sanctions. The Company further reserves the right to take disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document.

REPORTING SUSPECTED NON-COMPLIANCE

General Policy

As described in this Code, certain persons must review and approve in writing any circumstance requiring special permission. Copies of these approvals should be maintained by the Company in accordance with the Company’s document retention policy. As part of the commitment to ethical and legal conduct, we expect employees to report to the Company information about suspected violations of this Code. Failure to report known wrongdoing may result in disciplinary action against those who fail to report.

Complaint Procedure

Notification of Complaint

Known or suspected violations of this Code should be reported promptly, in writing where practical.

Investigation

Employees are expected to cooperate in investigations of any suspected violation.

Confidentiality

Investigations will be conducted discreetly, as appropriate under the circumstances. Those investigating do not act as personal representatives or lawyers for employees. Parties to an investigation shall not discuss the matter with other employees.

Protection against Retaliation

Retaliation in any form against an individual who reports a violation, or assists in the investigation, of the Code or of law, even if the report is mistaken, is itself a serious violation of this Code and will not be tolerated. Acts of retaliation should be reported immediately and will be disciplined appropriately. Employees who submit a complaint in bad faith may face disciplinary action, including termination.

ACKNOWLEDGEMENT

Each director, officer and employee shall annually acknowledge by signing, manually or electronically, the following form, that they have read, understood and complied with this Code.

PRESTIGE BRANDS HOLDINGS, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL EMPLOYEES

Prestige Brands Holdings, Inc. (the “Company”) maintains a Conflict of Interest and Code of Conduct Policy (the “General Conduct Policy”) applicable to all directors, officers and employees of the Company, including the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the principal accounting officer or controller and all persons performing similar functions (together, the “Senior Financial Employees”). The General Conduct Policy covers ethical conduct, conflicts of interest and compliance with law. In addition, all Senior Financial Employees are subject to the following additional specific policies:

All Senior Financial Employees are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”). Accordingly, it is the responsibility of each Senior Financial Employee promptly to bring to the attention of the Board of Directors and the Audit Committee of the Company any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Board of Directors and the Audit Committee to fulfill their responsibilities.

Each Senior Financial Employee shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosure preparation or internal controls.

Each Senior Financial Employee shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning any violation of the Company’s General Conduct Policy, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

Each Senior Financial Employee shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent of the Company, or of violations of the General Conduct Policy or of this Code of Ethics.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the General Conduct Policy or of this Code of Ethics by a Senior Financial Employee. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the General Conduct Policy and to this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual’s employment or such other action as the Board of Directors may determine is appropriate under the circumstances. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violations of the proper course of action and whether the individual in question had committed other violations in the past.

Each Senior Financial Employee will annually sign an attestation form indicating compliance with this Code of Ethics policy.